September 2024

Pricing Supplement No. 4,024

Registration Statement Nos. 333-275587; 333-275587-01

Dated September 27, 2024

Filed pursuant to Rule 424(b)(2)

Morgan Stanley Finance LLC

Structured Investments

Opportunities in Commodities and U.S. Equities

Enhanced Buffered Jump Securities Based on the Value of the Worst Performing of the S&P 500® Index and the iShares® Silver Trust due December 31, 2026

Fully and Unconditionally Guaranteed by Morgan Stanley

Principal at Risk Securities

The Enhanced Buffered Jump Securities, which we refer to as the securities, are unsecured obligations of Morgan Stanley Finance LLC (“MSFL”) and are fully and unconditionally guaranteed by Morgan Stanley. The securities have the terms described in the accompanying product supplement for Jump Securities, index supplement and prospectus, as supplemented and modified by this document. The securities pay no interest and will instead pay an amount in cash at maturity that may be greater than or less than the stated principal amount, depending on the closing level of each underlying on the valuation date. If the final level of each underlying is greater than or equal to 80% of its respective initial level, which we refer to as the respective downside threshold value, you will receive the stated principal amount for each security that you hold at maturity plus the upside payment of $225 per security. However, if the final level of either underlying is less than its respective downside threshold value, you will be exposed to the decline in the level of the worst performing underlying beyond the buffer amount of 20%, and you will lose some or a significant portion of your initial investment. The payment at maturity may be significantly less than the stated principal amount, and you could lose up to 80% of your investment. Because the payment at maturity on the securities is based on the worst performing of the underlyings, a decline in either final level below 80% of its respective initial level will result in a loss on your investment, even if the other underlying has appreciated or has not declined as much. The securities are for investors who seek a return based on the performance of the underlyings and who are willing to risk their principal, risk exposure to the worst performing of two underlyings and forgo current income and returns above the fixed upside payment in exchange for the upside payment and buffer features that in each case apply to a limited range of performance of the worst performing underlying. The securities are notes issued as part of MSFL’s Series A Global Medium-Term Notes Program.

All payments are subject to our credit risk. If we default on our obligations, you could lose some or all of your investment. These securities are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

FINAL TERMS
Issuer:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Issue price:	$1,000 per security
Stated principal amount:	$1,000 per security
Pricing date:	September 27, 2024
Original issue date:	October 2, 2024 (3 business days after the pricing date)
Maturity date:	December 31, 2026
Aggregate principal amount:	$420,000
Interest:	None
Underlyings:	The S&P 500® Index (the “SPX Index”) and the iShares® Silver Trust (the “SLV Shares”)
Payment at maturity:

●If the final level of each underlying is greater than or equal to its respective downside threshold value:

$1,000 + the upside payment

●If the final level of either underlying is less than its respective downside threshold value, meaning the value of either underlying has declined by more than the buffer amount of 20% from its respective initial level to its respective final level:

$1,000 + $[1,000 × (underlying percent change of the worst performing underlying + 20%)]

Because the underlying percent change of the worst performing underlying will be less than -20% in this scenario, the payment at maturity will be less, and potentially significantly less, than the stated principal amount of $1,000.

Upside payment:	$225 per security (22.50% of the stated principal amount)
Underlying percent change:	With respect to each underlying, (final level - initial level) / initial level
Worst performing underlying:	The underlying that has declined the most, meaning that it has the lesser underlying percent change
Initial level:

With respect to the SPX Index, 5,738.17, which is the closing level of such underlying on the pricing date

With respect to the SLV Shares, $28.86, which is the closing level of such underlying on the pricing date

Downside threshold value:	With respect to the SPX Index, 4,590.536, which is 80% of the initial level for such underlying With respect to the SLV Shares, $23.088, which is 80% of the initial level for such underlying
Final level:	With respect to each underlying, the closing level of such underlying on the valuation date
Closing level:

With respect to the SPX Index, on any index business day, the index closing value of such underlying on such date

With respect to the SLV Shares, on any trading day, the closing price of one SLV Share multiplied by the adjustment factor for such underlying on such date

Valuation date:	December 28, 2026, subject to postponement for non-index business days or non-trading days, as applicable, and certain market disruption events
Buffer amount:	20%
Minimum payment at maturity:	$200 per security
Adjustment factor:	With respect to the SLV Shares, 1.0, subject to adjustment in the event of certain events affecting such underlying
CUSIP / ISIN:	61776RN59 / US61776RN594
Listing:	The securities will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
Estimated value on the pricing date:	$962.50 per security. See “Investment Summary” on page 2.
Commissions and issue price:	Price to public	Agent’s commissions(1)	Proceeds to us(2)
Per security	$1,000	$21	$979
Total	$420,000	$8,820	$411,180

(1)Selected dealers and their financial advisors will collectively receive from the agent, Morgan Stanley & Co. LLC, a fixed sales commission of $21 for each security they sell. See “Supplemental information regarding plan of distribution; conflicts of interest.” For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement for Jump Securities.

(2)See “Use of proceeds and hedging” on page 19.

The securities involve risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page 6.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this document or the accompanying product supplement, index supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The securities are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the related product supplement, index supplement and prospectus, each of which can be accessed via the hyperlinks below. When you read the accompanying product supplement and index supplement, please note that all references in such supplements to the prospectus dated November 16, 2023, or to any sections therein, should refer instead to the accompanying prospectus dated April 12, 2024 or to the corresponding sections of such prospectus, as applicable. Please also see “Additional Terms of the Securities” and “Additional Information About the Securities” at the end of this document.

References to “we,” “us” and “our” refer to Morgan Stanley or MSFL, or Morgan Stanley and MSFL collectively, as the context requires.

Product Supplement for Jump Securities dated November 16, 2023 Index Supplement dated November 16, 2023 Prospectus dated April 12, 2024

Morgan Stanley Finance LLC

Enhanced Buffered Jump Securities Based on the Value of the Worst Performing of the S&P 500® Index and the iShares® Silver Trust due December 31, 2026

Principal at Risk Securities

Investment Summary

Principal at Risk Securities

The Enhanced Buffered Jump Securities Based on the Value of the Worst Performing of the S&P 500® Index and the iShares® Silver Trust due December 31, 2026 (the “securities”) can be used:

￭As an alternative to direct exposure to the underlyings that provides a fixed return of 22.50% per security if the final level of each underlying is greater than or equal to its respective downside threshold value;

￭To enhance returns and potentially outperform the worst performing of the S&P 500® Index and the iShares® Silver Trust in a moderately bullish or moderately bearish scenario; and

￭To obtain a buffer against a specified level of negative performance in the worst performing underlying.

The securities are exposed on a 1-to-1 basis to the percentage decline of the final level of the worst performing underlying from its respective initial level beyond the buffer amount of 20%. Accordingly, 80% of your principal is at risk.

Maturity:	Approximately 2.25 years
Upside payment:	$225 per security (22.50% of the stated principal amount), payable only if the final level of each underlying is greater than or equal to its respective downside threshold value
Buffer amount:	20%
Minimum payment at maturity:	$200 per security. You could lose up to 80% of the stated principal amount of the securities.
Interest:	None

The original issue price of each security is $1,000. This price includes costs associated with issuing, selling, structuring and hedging the securities, which are borne by you, and, consequently, the estimated value of the securities on the pricing date is less than $1,000. We estimate that the value of each security on the pricing date is $962.50.

What goes into the estimated value on the pricing date?

In valuing the securities on the pricing date, we take into account that the securities comprise both a debt component and a performance-based component linked to the underlyings. The estimated value of the securities is determined using our own pricing and valuation models, market inputs and assumptions relating to the underlyings, instruments based on the underlyings, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the securities?

In determining the economic terms of the securities, including the upside payment, the buffer amount and the downside threshold values, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the securities would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the securities?

The price at which MS & Co. purchases the securities in the secondary market, absent changes in market conditions, including those related to the underlyings, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors. However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the securities in the secondary market, absent changes in market conditions, including those related to the underlyings, and to our secondary market credit spreads, it would do so based on values higher than the estimated value. We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. may, but is not obligated to, make a market in the securities, and, if it once chooses to make a market, may cease doing so at any time.

September 2024 Page 2

Morgan Stanley Finance LLC

Enhanced Buffered Jump Securities Based on the Value of the Worst Performing of the S&P 500® Index and the iShares® Silver Trust due December 31, 2026

Principal at Risk Securities

Key Investment Rationale

The securities provide a return based on the performance of the worst performing of the S&P 500® Index and the iShares® Silver Trust. If the final level of each underlying, as determined on the valuation date, is greater than or equal to its respective downside threshold value, you will receive the stated principal amount for each security that you hold at maturity plus the upside payment of $225 per security. However, if the final level of either underlying is less than its respective downside threshold value, the payment due at maturity will be less, and possibly significantly less, than the stated principal amount of the securities. You could lose up to 80% of the stated principal amount of the securities.

Upside Scenario

If the final level of each underlying is greater than or equal to its respective downside threshold value, the payment at maturity for each security will be equal to $1,000 plus the upside payment of $225.

Downside Scenario

If the final level of either underlying is less than its respective downside threshold value, you will lose 1% for every 1% decline in the value of the worst performing underlying from its initial level beyond the buffer amount of 20% (e.g., a 50% depreciation in the worst performing underlying from the respective initial level to the respective final level will result in a payment at maturity of $700 per security).

Because the payment at maturity of the securities is based on the worst performing of the underlyings, a decline in either underlying below its respective downside threshold value will result in a loss on your investment, even if the other underlying has appreciated or has not declined as much. You could lose up to 80% of your investment.

September 2024 Page 3

Morgan Stanley Finance LLC

Enhanced Buffered Jump Securities Based on the Value of the Worst Performing of the S&P 500® Index and the iShares® Silver Trust due December 31, 2026

Principal at Risk Securities

Hypothetical Examples

The following hypothetical examples illustrate how to calculate the payment at maturity on the securities. The following examples are for illustrative purposes only. The payment at maturity on the securities is subject to our credit risk. The below examples are based on the following terms. The actual initial levels and downside threshold values are set forth on the cover of this document.

Stated Principal Amount:	$1,000 per security
Hypothetical Initial Level:	With respect to the SPX Index: 3,800 With respect to the SLV Shares: $25.00
Hypothetical Downside Threshold Value:	With respect to the SPX Index: 3,040, which is 80% of its hypothetical initial level With respect to the SLV Shares: $20.00, which is 80% of its hypothetical initial level
Upside Payment:	$225 per security (22.50% of the stated principal amount)
Buffer Amount:	20%
Minimum Payment at Maturity:	$200 per security
Interest:	None

EXAMPLE 1: Both underlyings appreciate substantially, and investors therefore receive the stated principal amount plus the upside payment.

Final level		SPX Index: 6,840 SLV Shares: $47.50
Underlying percent change		SPX Index: (6,840 – 3,800) / 3,800 = 80% SLV Shares: ($47.50 – $25.00) / $25.00 = 90%
Payment at maturity	=	$1,000 + upside payment
	=	$1,000 + $225
	=	$1,225

In example 1, the final level for the SPX Index has increased from its initial level by 80%, and the final level for the SLV Shares has increased from its initial level by 90%. Because the final level of each underlying is above its respective downside threshold value, investors receive at maturity the stated principal amount plus the upside payment of $225 per security. Investors receive $1,225 per security at maturity and do not participate in the appreciation of either underlying. Although both underlyings have appreciated substantially, the return on the securities is limited to the fixed upside payment of $225 per security.

EXAMPLE 2: The final levels of both underlyings are at or above their respective downside threshold values, and investors therefore receive the stated principal amount plus the upside payment.

Final level		SPX Index: 3,610 SLV Shares: $23.50
Underlying percent change		SPX Index: (3,610 – 3,800) / 3,800 = -5% SLV Shares: ($23.50 – $25.00) / $25.00 = -6%
Payment at maturity	=	$1,000 + upside payment
	=	$1,000 + $225
	=	$1,225

In example 2, the final level for the SPX Index has decreased from its initial level by 5%, and the final level for the SLV Shares has decreased from its initial level by 6%. Because the final level of each underlying is above its respective downside threshold value, investors receive at maturity the stated principal amount plus the fixed upside payment of $225 per security. Although both underlyings have depreciated, investors receive $1,225 per security at maturity.

September 2024 Page 4

Morgan Stanley Finance LLC

Enhanced Buffered Jump Securities Based on the Value of the Worst Performing of the S&P 500® Index and the iShares® Silver Trust due December 31, 2026

Principal at Risk Securities

EXAMPLE 3: The final level of one of the underlyings is less than its respective downside threshold value. Investors are therefore exposed to the negative performance of the worst performing underlying, and lose 1% for every 1% decline beyond the buffer amount of 20%.

Final level		SPX Index: 4,560 SLV Shares: $17.50
Underlying percent change		SPX Index: (4,560 – 3,800) / 3,800 = 20% SLV Shares: ($17.50 – $25.00) / $25.00 = -30%
Payment at maturity	=	$1,000 + [$1,000 × (underlying percent change of the worst performing underlying + 20%)]
	=	$1,000 + [$1,000 × (-30% + 20%)]
	=	$900

In example 3, the final level for the SPX Index has increased from its initial level by 20%, and the final level for the SLV Shares has decreased from its initial level by 30%. Because one of the underlyings has declined below its respective downside threshold value, investors do not receive the upside payment and are exposed to the negative performance of the SLV Shares, which is the worst performing underlying in this example. Under these circumstances, investors lose 1% for every 1% decline in the value of the worst performing underlying beyond the buffer amount of 20%. In this example, investors receive a payment at maturity equal to $900 per security, resulting in a loss of 10%.

EXAMPLE 4: The final levels of both underlyings are less than their respective downside threshold values. Investors are therefore exposed to the negative performance of the worst performing underlying, and will lose 1% for every 1% decline beyond the buffer amount of 20%.

Final level		SPX Index: 760 SLV Shares: $10.00
Underlying percent change		SPX Index: (760 – 3,800) / 3,800 = -80% SLV Shares: ($10.00 – $25.00) / $25.00 = -60%
Payment at maturity	=	$1,000 + [$1,000 × (underlying percent change of the worst performing underlying + 20%)]
	=	$1,000 + [$1,000 × (-80% + 20%)]
	=	$400

In example 4, the final level for the SPX Index has decreased from its initial level by 80%, and the final level for the SLV Shares has decreased from its initial level by 60%. Because one or more underlyings have declined below their respective downside threshold values, investors do not receive the upside payment and are exposed to the negative performance of the SPX Index, which is the worst performing underlying in this example. Under these circumstances, investors lose 1% for every 1% decline in the value of the worst performing underlying beyond the buffer amount of 20%. In this example, investors receive a payment at maturity equal to $400 per security, resulting in a loss of 60%.

Because the payment at maturity of the securities is based on the worst performing of the underlyings, a decline in the final level of either underlying to below its respective downside threshold value will result in a loss of some or a significant portion of your investment, even if the other underlying has appreciated or has not declined as much. You could lose up to 80% of your investment in the securities.

September 2024 Page 5

Morgan Stanley Finance LLC

Enhanced Buffered Jump Securities Based on the Value of the Worst Performing of the S&P 500® Index and the iShares® Silver Trust due December 31, 2026

Principal at Risk Securities

Risk Factors

This section describes the material risks relating to the securities. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying product supplement, index supplement and prospectus. You should also consult with your investment, legal, tax, accounting and other advisers in connection with your investment in the securities.

Risks Relating to an Investment in the Securities

￭The securities do not pay interest and provide for the minimum payment at maturity of only 20% of your principal. The terms of the securities differ from those of ordinary debt securities in that the securities do not pay interest and provide for the minimum return of only 20% of the principal amount at maturity. At maturity, you will receive for each $1,000 stated principal amount of securities that you hold an amount in cash based upon the final level of each underlying. If the final level of either underlying is less than 80% of its respective initial level, you will lose 1% of your principal for every 1% decline in the final level of the worst performing underlying beyond the buffer amount of 20%. You could lose up to 80% of the stated principal amount of the securities.

￭Appreciation potential is fixed and limited. Where the final level of each underlying is greater than or equal to its respective downside threshold value, the appreciation potential of the securities is limited to the fixed upside payment of $225 per security (22.50% of the stated principal amount), even if both underlyings have appreciated substantially.

￭The amount payable on the securities is not linked to the values of the underlyings at any time other than the valuation date. The final level of each underlying will be based on the closing level of such underlying on the valuation date, subject to postponement for non-index business days or non-trading days, as applicable, and certain market disruption events. Even if the values of both underlyings appreciate prior to the valuation date but the value of either underlying drops by the valuation date, the payment at maturity may be less, and may be significantly less, than it would have been had the payment at maturity been linked to the values of the underlyings prior to such drop. Although the actual values of the underlyings on the stated maturity date or at other times during the term of the securities may be higher than their respective final levels, the payment at maturity will be based solely on the closing levels on the valuation date.

￭The securities will not be listed on any securities exchange and secondary trading may be limited. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. Morgan Stanley & Co. LLC, which we refer to as MS & Co., may, but is not obligated to, make a market in the securities and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the securities, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Since other broker-dealers may not participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the securities, it is likely that there would be no secondary market for the securities. Accordingly, you should be willing to hold your securities to maturity.

￭The market price of the securities may be influenced by many unpredictable factors. Several factors, many of which are beyond our control, will influence the value of the securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the securities in the secondary market, including:

othe values of the underlyings at any time (including in relation to their initial levels),

othe volatility (frequency and magnitude of changes in value) of the underlyings and the underlying commodity with respect to the SLV Shares,

odividend rates on the securities constituting the SPX Index,

ointerest and yield rates in the market,

ogeopolitical conditions and economic, financial, political, regulatory or judicial events that affect the component stocks of the underlyings or equity or commodity markets generally and which may affect the value of the underlyings, othe time remaining until the maturity of the securities,

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Morgan Stanley Finance LLC

Enhanced Buffered Jump Securities Based on the Value of the Worst Performing of the S&P 500® Index and the iShares® Silver Trust due December 31, 2026

Principal at Risk Securities

othe occurrence of certain events affecting the SLV Shares that may or may not require an adjustment to the adjustment factor,

othe composition of the SPX Index and changes in the constituent stocks of the SPX Index, and oany actual or anticipated changes in our credit ratings or credit spreads.

Some or all of these factors will influence the price you will receive if you sell your securities prior to maturity. In particular, you may have to sell your securities at a substantial discount from the stated principal amount if at the time of sale the value of either underlying is near, at or below its respective downside threshold value.

You cannot predict the future performance of the underlyings based on their historical performance. If the final level of either underlying is less than 80% of its respective initial level, you will be exposed on a 1-to-1 basis to the decline in the final level of the worst performing underlying beyond the buffer amount. There can be no assurance that the final level of each underlying will be greater than or equal to 80% of its respective initial level so that you will receive at maturity an amount that is greater than the $1,000 stated principal amount for each security you hold, or that you will not lose some or a significant portion of your investment.

￭The securities are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the securities. You are dependent on our ability to pay all amounts due on the securities at maturity and therefore you are subject to our credit risk. If we default on our obligations under the securities, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the securities prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the securities.

￭As a finance subsidiary, MSFL has no independent operations and will have no independent assets. As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of MSFL securities if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee. Holders of securities issued by MSFL should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.

￭The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the securities in the original issue price reduce the economic terms of the securities, cause the estimated value of the securities to be less than the original issue price and will adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., are willing to purchase the securities in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the securities in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the securities less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the securities in the secondary market, absent changes in market conditions, including those related to the underlyings, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

￭The estimated value of the securities is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price. These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the securities than those generated by others, including other dealers in the market, if they attempted to value the securities. In addition, the estimated value on the pricing date does not represent a minimum or maximum

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Morgan Stanley Finance LLC

Enhanced Buffered Jump Securities Based on the Value of the Worst Performing of the S&P 500® Index and the iShares® Silver Trust due December 31, 2026

Principal at Risk Securities

price at which dealers, including MS & Co., would be willing to purchase your securities in the secondary market (if any exists) at any time. The value of your securities at any time after the date of this document will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price of the securities may be influenced by many unpredictable factors” above.

￭Investing in the securities is not equivalent to investing in the underlyings. Investing in the securities is not equivalent to investing in either underlying, the component stocks of the SPX Index or the underlying commodity composing the SLV Shares. Investors in the securities will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to either underlying, the component stocks of the SPX Index or the underlying commodity composing the SLV Shares.

￭The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the securities. As calculation agent, MS & Co. will determine the initial levels, the downside threshold values, the final levels and the underlying percent changes, if applicable, and the payment that you will receive at maturity. Moreover, certain determinations made by MS & Co., in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the index closing values in the event of a market disruption event or discontinuance of an underlying.  These potentially subjective determinations may adversely affect the payout to you at maturity. For further information regarding these types of determinations, see “Description of Securities—Postponement of Valuation Date(s),” “—Discontinuance of Any Underlying Index or Basket Index; Alteration of Method of Calculation,” “—Alternate Exchange Calculation in case of an Event of Default” and “—Calculation Agent and Calculations” in the accompanying product supplement and “Discontinuance of the SLV Shares; Alteration of Method of Calculation” below.  In addition, MS & Co. has determined the estimated value of the securities on the pricing date.

￭Hedging and trading activity by our affiliates could potentially adversely affect the value of the securities. One or more of our affiliates and/or third-party dealers expect to carry out hedging activities related to the securities (and to other instruments linked to the underlyings and the underlying commodity with respect to the SLV Shares), including trading in the stocks that constitute the SPX Index as well as in other instruments related to the underlyings. As a result, these entities may be unwinding or adjusting hedge positions during the term of the securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the valuation date approaches. Some of our affiliates also trade the stocks that constitute the SPX Index, the underlying commodity with respect to the SLV Shares and other financial instruments related to the underlyings on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the pricing date could potentially increase the initial level of an underlying, and, therefore, could increase the value at or above which such underlying must close on the valuation date so that you do not suffer a loss on your initial investment in the securities (depending also on the performance of the other underlying). Additionally, such hedging or trading activities during the term of the securities, including on the valuation date, could adversely affect the value of either underlying on the valuation date, and, accordingly, the amount of cash an investor will receive at maturity (depending also on the performance of the other underlying).

￭The U.S. federal income tax consequences of an investment in the securities are uncertain. Please read the discussion under “Additional Information—Tax considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying product supplement for Jump Securities (together, the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the securities. As discussed in the Tax Disclosure Sections, there is a risk that the “constructive ownership” rule could apply, in which case all or a portion of any long-term capital gain recognized by a U.S. Holder could be recharacterized as ordinary income and an interest charge could be imposed. In addition, there is no direct legal authority regarding the proper U.S. federal tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the tax treatment of a security as a single financial contract that is an “open transaction” for U.S. federal income tax purposes. If the IRS were successful in asserting an alternative treatment of the securities, the tax consequences of the ownership and disposition of the securities, including the timing and character of income recognized by U.S. Holders and the withholding tax consequences to Non-U.S. Holders, might be materially and adversely affected. Moreover, future legislation, Treasury regulations or IRS guidance could adversely affect the U.S. federal tax treatment of the securities, possibly retroactively.

Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

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Principal at Risk Securities

Risks Relating to the Underlyings

￭You are exposed to the price risk of both underlyings. Your return on the securities is not linked to a basket consisting of both underlyings. Rather, it will be based upon the independent performance of each underlying. Unlike an instrument with a return linked to a basket of underlying assets, in which risk is mitigated and diversified among all the components of the basket, you will be exposed to the risks related to both underlyings. Poor performance by either underlying over the term of the securities will negatively affect your return and will not be offset or mitigated by any positive performance by the other underlying. If the final level of either underlying declines to below 80% of its respective initial level, you will be exposed to the negative performance of the worst performing underlying at maturity, even if the other underlying has appreciated or has not declined as much. Accordingly, your investment is subject to the price risk of both underlyings.

￭Because the securities are linked to the performance of the worst performing underlying, you are exposed to greater risk of sustaining a loss on your investment than if the securities were linked to just one underlying. The risk that you will suffer a loss on your investment is greater if you invest in the securities as opposed to substantially similar securities that are linked to the performance of just one underlying. With two underlyings, it is more likely that the final level of either underlying will decline to below its respective downside threshold value than if the securities were linked to only one underlying. Therefore, it is more likely that you will suffer a loss on your investment.

￭Adjustments to the SPX Index could adversely affect the value of the securities. The publisher of the SPX Index may add, delete or substitute the stocks constituting the SPX Index or make other methodological changes that could change the value of the SPX Index. The publisher of the SPX Index may also discontinue or suspend calculation or publication of the SPX Index at any time. In these circumstances, MS & Co., as the calculation agent, will have the sole discretion to substitute a successor index that is comparable to the discontinued underlying index. MS & Co. could have an economic interest that is different than that of investors in the securities insofar as, for example, MS & Co. is permitted to consider indices that are calculated and published by MS & Co. or any of its affiliates. If MS & Co. determines that there is no appropriate successor index, the payout on the securities at maturity will be an amount based on the closing prices on the valuation date of the stocks underlying the relevant index at the time of such discontinuance, without rebalancing or substitution, computed by the calculation agent in accordance with the formula for calculating the SPX Index last in effect prior to such discontinuance (depending also on the performance of the other underlying).

￭Single commodity prices tend to be more volatile than, and may not correlate with, the prices of commodities generally. The iShares® Silver Trust is linked exclusively to the price of silver and not to a diverse basket of commodities or a broad-based commodity index. The price of silver may not correlate with, and may diverge significantly from, the prices of commodities generally. Because the securities are linked to SLV Shares, which reflect the performance of the price of a single commodity, they carry greater risk and may be more volatile than a security linked to the prices of multiple commodities or a broad-based commodity index. The price of silver may be, and has recently been, highly volatile, and we can give you no assurance that such volatility will lessen.

￭The securities are subject to risks associated with silver. The iShares® Silver Trust seeks to reflect generally the performance of the price of silver, less the iShares® Silver Trust’s expenses and liabilities. The price of silver is primarily affected by global demand for and supply of silver. Silver prices can fluctuate widely and may be affected by numerous factors. These include general economic trends, technical developments, substitution issues and regulation, as well as specific factors including industrial and jewelry demand, expectations with respect to the rate of inflation, the relative strength of the U.S. dollar (as the currency in which the price of silver is generally quoted) and other currencies, interest rates, central bank sales, forward sales by producers, global or regional political or economic events and production costs and disruptions in major silver-producing countries, such as Mexico, China and Peru. The demand for and supply of silver affect silver prices, but not necessarily in the same manner as supply and demand affect the prices of other commodities. The supply of silver consists of a combination of new mine production and existing stocks of bullion and fabricated silver held by governments, public and private financial institutions, industrial organizations and private individuals. In addition, the price of silver has on occasion been subject to very rapid short-term changes due to speculative activities. From time to time, above-ground inventories of silver may also influence the market. The major end-uses for silver include industrial applications, jewelry and silverware. It is not possible to predict the aggregate effect of any or all of these factors.

￭There are risks relating to trading of commodities on the London Bullion Market Association. The investment objective of the iShares® Silver Trust is to reflect generally the performance of the price of silver, less the iShares® Silver Trust’s expenses and liabilities. The price of silver is determined by the LBMA or an independent service-provider appointed by the LBMA. The LBMA is a self-regulatory association of bullion market participants. Although all market-making members

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Principal at Risk Securities

of the LBMA are supervised by the Bank of England and are required to satisfy a capital adequacy test, the LBMA itself is not a regulated entity. If the LBMA should cease operations, or if bullion trading should become subject to a value added tax or other tax or any other form of regulation not currently in place, the role of LBMA prices as a global benchmark for the value of silver may be adversely affected. The LBMA is a principals’ market that operates in a manner more closely analogous to an over-the-counter physical commodity market than a regulated futures markets, and certain features of U.S. futures contracts are not present in the context of LBMA trading. For example, there are no daily price limits on the LBMA that would otherwise restrict fluctuations in the prices of LBMA contracts. In a declining market, it is possible that prices would continue to decline without limitation within a trading day or over a period of trading days. The LBMA may alter, discontinue or suspend calculation or dissemination of the LBMA silver price, which could adversely affect the value of the securities. The LBMA, or an independent service-provider appointed by the LBMA, will have no obligation to consider your interests in calculating or revising LBMA prices.

￭The performance and market price of the SLV Shares, particularly during periods of market volatility, may not correlate with the performance of their underlying commodity or the net asset value per share of the SLV Shares. The SLV Shares do not fully replicate the performance of their underlying commodity due to the fees and expenses charged by the SLV Shares or by restrictions on access to the underlying commodity due to other circumstances. The SLV Shares do not generate any income, and as the SLV Shares regularly sell their underlying commodity to pay for ongoing expenses, the amount of their underlying commodity represented by each share gradually declines over time. The SLV Shares sell their underlying commodity to pay expenses on an ongoing basis irrespective of whether the trading price of the shares rises or falls in response to changes in the price of their underlying commodity. The sale by the SLV Shares of their underlying commodity to pay expenses at a time of relatively low prices for their underlying commodity could adversely affect the value of the securities. Additionally, there is a risk that part or all of the holdings of the SLV Shares in their underlying commodity could be lost, damaged or stolen due to war, terrorism, theft, natural disaster or otherwise. Finally, because the SLV Shares are traded on an exchange and are subject to market supply and investor demand, the market price of the SLV Shares may differ from the net asset value per share of such SLV Shares.

In particular, during periods of market volatility, or unusual trading activity, the underlying commodity underlying the SLV Shares may be disrupted or limited, or such underlying commodity may be unavailable in the secondary market. Under these circumstances, the liquidity of the SLV Shares may be adversely affected, market participants may be unable to calculate accurately the net asset value per share of the SLV Shares, and their ability to create and redeem shares of the SLV Shares may be disrupted. Under these circumstances, the market price of shares of the SLV Shares may vary substantially from the net asset value per share of the SLV Shares or the performance of their underlying commodity.

For all of the foregoing reasons, the performance of the SLV Shares may not correlate with the performance of their underlying commodity or the net asset value per share of such SLV Shares. Any of these events could materially and adversely affect the price of the SLV Shares and, therefore, the value of the securities. Additionally, if market volatility or these events were to occur on the valuation date, the calculation agent would maintain discretion to determine whether such market volatility or events have caused a market disruption event to occur, and such determination would affect the payment at maturity of the securities. If the calculation agent determines that no market disruption event has taken place, the payment at maturity would be based solely on the published closing price per share of the SLV Shares on the valuation date, even if the SLV Shares are underperforming their underlying commodity and/or trading below the net asset value per share of such SLV Shares.

￭Suspensions or disruptions of market trading in commodity and related futures markets could adversely affect the price of the securities. The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices which may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.” Once the limit price has been reached in a particular contract, no trades may be made at a different price. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices. These circumstances could adversely affect the value of the commodity that constitutes the SLV Shares, and, therefore, the value of the securities.

￭The antidilution adjustments the calculation agent is required to make do not cover every event that could affect the SLV Shares. MS & Co., as calculation agent, will adjust the adjustment factor for certain events affecting the SLV Shares. However, the calculation agent will not make an adjustment for every event that could affect the SLV Shares. If an event occurs that does not require the calculation agent to adjust the adjustment factor, the market price of the securities may be materially and adversely affected.

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Principal at Risk Securities

S&P 500® Index Overview

The S&P 500® Index, which is calculated, maintained and published by S&P® Dow Jones Indices LLC (“S&P®”), is intended to provide a benchmark for performance measurement of the large capitalization segment of the U.S. equity markets by tracking the stock price movement of 500 companies with large market capitalizations. Component stocks of the S&P 500® Index are required to have a total company level market capitalization that reflects approximately the 85th percentile of the S&P® Total Market Index. The S&P 500® Index measures the relative performance of the common stocks of 500 companies as of a particular time as compared to the performance of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. For additional information about the S&P 500® Index, see the information set forth under “S&P® U.S. Indices—S&P 500® Index” in the accompanying index supplement.

Information as of market close on September 27, 2024:

Bloomberg Ticker Symbol:	SPX
Current Index Value:	5,738.17
52 Weeks Ago:	4,274.51
52 Week High (on 9/26/2024):	5,745.37
52 Week Low (on 10/27/2023):	4,117.37

The following graph sets forth the daily closing levels of the SPX Index for the period from January 1, 2019 through September 27, 2024. The related table sets forth the published high and low closing levels, as well as end-of-quarter closing levels, of the SPX Index for each quarter in the same period. The closing level of the SPX Index on September 27, 2024 was 5,738.17. We obtained the information in the graph and table below from Bloomberg Financial Markets, without independent verification. The SPX Index has at times experienced periods of high volatility, and you should not take the historical levels of the SPX Index as an indication of its future performance.

SPX Index Daily Closing Levels January 1, 2019 to September 27, 2024

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S&P 500® Index	High	Low	Period End
2019
First Quarter	2,854.88	2,447.89	2,834.40
Second Quarter	2,954.18	2,744.45	2,941.76
Third Quarter	3,025.86	2,840.60	2,976.74
Fourth Quarter	3,240.02	2,887.61	3,230.78
2020
First Quarter	3,386.15	2,237.40	2,584.59
Second Quarter	3,232.39	2,470.50	3,100.29
Third Quarter	3,580.84	3,115.86	3,363.00
Fourth Quarter	3,756.07	3,269.96	3,756.07
2021
First Quarter	3,974.54	3,700.65	3,972.89
Second Quarter	4,297.50	4,019.87	4,297.50
Third Quarter	4,536.95	4,258.49	4,307.54
Fourth Quarter	4,793.06	4,300.46	4,766.18
2022
First Quarter	4,796.56	4,170.70	4,530.41
Second Quarter	4,582.64	3,666.77	3,785.38
Third Quarter	4,305.20	3,585.62	3,585.62
Fourth Quarter	4,080.11	3,577.03	3,839.50
2023
First Quarter	4,179.76	3,808.10	4,109.31
Second Quarter	4,450.38	4,055.99	4,450.38
Third Quarter	4,588.96	4,273.53	4,288.05
Fourth Quarter	4,783.35	4,117.37	4,769.83
2024
First Quarter	5,254.35	4,688.68	5,254.35
Second Quarter	5,487.03	4,967.23	5,460.48
Third Quarter (through September 27, 2024)	5,745.37	5,186.33	5,738.17

“Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500” and “500” are trademarks of Standard and Poor’s Financial Services LLC. For more information, see “S&P® U.S. Indices” in the accompanying index supplement.

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Principal at Risk Securities

iShares® Silver Trust Overview

The iShares® Silver Trust (the “Silver Trust”) is an investment trust sponsored by iShares® Delaware Trust Sponsor LLC , which seeks to provide investment results that reflect the performance of the price of silver, less the iShares® Silver Trust’s expenses and liabilities. The assets of the iShares® Silver Trust consists primarily of silver held by a custodian on behalf of the iShares® Silver Trust. Information provided to or filed with the Securities and Exchange Commission (the “Commission”) by the iShares® Silver Trust pursuant to the Securities Act of 1933 can be located by reference to Commission file number 001-32863 through the Commission’s website at www.sec.gov. In addition, information may be obtained from other publicly available sources. Neither the issuer nor the agent makes any representation that any such publicly available information regarding the iShares® Silver Trust is accurate or complete.

All information contained in this document regarding the Silver Trust has been derived from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by, iShares® Delaware Trust Sponsor LLC, a subsidiary of BlackRock, Inc., the sponsor of the Silver Trust. The Bank of New York Mellon is the trustee of the Silver Trust, and JPMorgan Chase Bank, N.A. is the custodian of the Silver Trust. Shares of the Silver Trust trades under the ticker symbol “SLV” on NYSE Arca, Inc.

The Silver Trust seeks to reflect generally the performance of the price of silver, less the Silver Trust’s expenses and liabilities. The assets of the Silver Trust consist primarily of silver held by a custodian on behalf of the Silver Trust. The Silver Trust issues shares in exchange for deposits of silver and distributes silver in connection with the redemption of shares. The shares of the Silver Trust are intended to constitute a simple and cost-effective means of making an investment similar to an investment in silver.

The Silver Trust does not engage in any activity designed to derive a profit from changes in the price of silver. The Silver Trust’s only ordinary recurring expense is expected to be the sponsor’s fee, which accrues daily at an annualized rate equal to 0.50% of the net asset value of the Silver Trust and is payable monthly in arrears. The trustee of the Silver Trust will, when directed by the sponsor of the Silver Trust, and, in the absence of such direction, may in its discretion, sell silver in such quantity and at such times as may be necessary to permit payment of the Silver Trust sponsor’s fee and of Silver Trust expenses or liabilities not assumed by the sponsor. As a result of the recurring sales of silver necessary to pay the Silver Trust sponsor’s fee and the Silver Trust expenses or liabilities not assumed by the Silver Trust sponsor, the net asset value of the Silver Trust will decrease over time.

Information as of market close on September 27, 2024:

Bloomberg Ticker Symbol:	SLV UP
Current Share Price:	$28.86
52 Weeks Ago:	$20.70
52 Week High (on 9/24/2024):	$29.38
52 Week Low (on 10/5/2023):	$19.25

The following graph sets forth the daily closing levels of the SLV Shares for the period from January 1, 2019 through September 27, 2024. The related table sets forth the published high and low closing levels, as well as end-of-quarter closing levels, of the SLV Shares for each quarter in the same period. The closing level of the SLV Shares on September 27, 2024 was $28.86. We obtained the information in the graph and table below from Bloomberg Financial Markets, without independent verification. The SLV Shares has at times experienced periods of high volatility, and you should not take the historical levels of the SLV Shares as an indication of its future performance.

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Principal at Risk Securities

SLV Shares Daily Closing Levels January 1, 2019 to September 27, 2024

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Principal at Risk Securities

iShares® Silver Trust (CUSIP 46428Q109)	High ($)	Low ($)	Period End ($)
2019
First Quarter	15.07	14.07	14.18
Second Quarter	14.46	13.46	14.33
Third Quarter	18.34	14.05	15.92
Fourth Quarter	16.92	15.48	16.68
2020
First Quarter	17.40	11.21	13.05
Second Quarter	17.10	13.02	17.01
Third Quarter	27.00	16.71	21.64
Fourth Quarter	24.76	21.05	24.57
2021
First Quarter	26.76	22.26	22.70
Second Quarter	26.19	23.04	24.22
Third Quarter	24.55	19.95	20.52
Fourth Quarter	23.42	20.30	21.51
2022
First Quarter	24.45	20.51	22.88
Second Quarter	23.87	18.64	18.64
Third Quarter	19.17	16.38	17.50
Fourth Quarter	22.23	16.81	22.02
2023
First Quarter	22.33	18.40	22.12
Second Quarter	23.94	20.53	20.89
Third Quarter	23.10	20.34	20.34
Fourth Quarter	23.33	19.25	21.78
2024
First Quarter	23.29	20.20	22.75
Second Quarter	29.27	22.86	26.57
Third Quarter (through September 27, 2024)	29.38	24.33	28.86

This document relates only to the securities referenced hereby and does not relate to the SLV Shares. We have derived all disclosures contained in this document regarding the Silver Trust from the publicly available documents described above. In connection with the offering of the securities, neither we nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to the Silver Trust. Neither we nor the agent makes any representation that such publicly available documents or any other publicly available information regarding the Silver Trust is accurate or complete. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described above) that would affect the trading price of the SLV Shares (and therefore the price of the SLV Shares at the time we priced the securities) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning the Silver Trust could affect the value received with respect to the securities and therefore the value of the securities.

Neither we nor any of our affiliates makes any representation to you as to the performance of the SLV Shares.

We and/or our affiliates may presently or from time to time engage in business with the Silver Trust. In the course of such business, we and/or our affiliates may acquire non-public information with respect to the Silver Trust, and neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, one or more of our affiliates may publish research reports with respect to the SLV Shares. The statements in the preceding two sentences are not intended to affect the rights of investors in the securities under the securities laws. As a purchaser of the securities, you should undertake an independent investigation of the Silver Trust as in your judgment is appropriate to make an informed decision with respect to an investment linked to the SLV Shares.

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Principal at Risk Securities

Additional Terms of the Securities

Please read this information in conjunction with the terms on the front cover of this document.

Additional Terms:
If the terms described herein are inconsistent with those described in the accompanying product supplement, index supplement or prospectus, the terms described herein shall control.
Denominations:	$1,000 and integral multiples thereof
SPX Index publisher:	S&P® Dow Jones Indices LLC, or any successor thereof.
Underlying commodity (with respect to the SLV Shares):	Silver
SLV Shares:

Other than as set forth below, the SLV Shares will be treated as an exchange-traded fund in accordance with the applicable provisions for exchange-traded funds contained in the accompanying product supplement.

Postponement of maturity date:

If the scheduled valuation date is not an index business day or a trading day, as applicable, with respect to either underlying or if a market disruption event occurs with respect to either underlying on that day so that the valuation date is postponed and falls less than two business days prior to the scheduled maturity date, the maturity date of the securities will be postponed to the second business day following that valuation date as postponed with respect to either underlying.

Trustee:	The Bank of New York Mellon
Calculation agent:	Morgan Stanley & Co. LLC (“MS & Co.”)
Trading day:

With respect to the SLV Shares, a day, as determined by the calculation agent, on which NYSE Arca (or if NYSE Arca is no longer the principal exchange or trading market for the SLV Shares, such exchange or principal trading market for the SLV Shares that serves as the price-source for the SLV Shares) is open for trading during its regular session, notwithstanding such exchange or principal trading market closing prior to its scheduled closing time.

Market disruption event:

With respect to the SLV Shares, “market disruption event” means:

(i)       the occurrence or existence of any of:

a.   a suspension, absence or material limitation of trading of the SLV Shares on the primary market for the SLV Shares for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session in such market; or a breakdown or failure in the price and trade reporting systems of the primary market for the SLV Shares as a result of which the reported trading prices for the SLV Shares during the last one-half hour preceding the close of the principal trading session in such market are materially inaccurate; or the suspension, absence or material limitation of trading on the primary market for trading in futures or options contracts related to the SLV Shares, if available, during the one-half hour period preceding the close of the principal trading session in the applicable market; or

b. a suspension, material limitation or absence of trading on any major U.S. securities market for trading in futures or options contracts related to the SLV Shares for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such market, in each case as determined by the calculation agent in its sole discretion, and

(ii) a determination by the calculation agent in its sole discretion that any event described in clause (i) above materially interfered with our ability or the ability of any of our affiliates to unwind or adjust all or a material portion of the hedge position with respect to the securities.

For the purpose of determining whether a market disruption event in respect of the SLV Shares has occurred: (1) a limitation on the hours or number of days of trading will not constitute a market disruption event if it results from an announced change in the regular business hours of the market, (2) a decision to permanently discontinue trading in the SLV Shares or in the relevant futures or options contract will not constitute a market disruption event, (3) a suspension of trading in futures or options contracts on the SLV Shares by the primary securities market trading in such contracts by reason of (a) a price change exceeding limits set by such securities exchange or market, (b) an imbalance of orders relating to such contracts or (c) a disparity in bid and ask quotes relating to such contracts will constitute a suspension,

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Principal at Risk Securities

absence or material limitation of trading in futures or options contracts related to the SLV Shares and (4) a “suspension, absence or material limitation of trading” on the primary market on which futures or options contracts related to the SLV Shares are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.

Discontinuance of the SLV Shares; alteration of method of calculation:

If trading in the SLV Shares on every applicable national securities exchange is permanently discontinued or the SLV Shares are liquidated or otherwise terminated (an “SLV discontinuance or liquidation event”), the securities will be deemed accelerated to the fifth business day following the date notice of such SLV discontinuance or liquidation event is provided to holders of the SLV Shares under the terms of the SLV Shares (the date of such notice, the “liquidation announcement date” and the fifth business day following the liquidation announcement date, the “acceleration date”), and the payment to you on the acceleration date will be equal to the fair market value of the securities on the trading day immediately following the liquidation announcement date as determined by the calculation agent in its sole discretion based on its internal models, which will take into account the reasonable costs incurred by us or any of our affiliates in unwinding any related hedging arrangements.

Issuer notice to registered security holders, the trustee and the depositary:

In the event that the maturity date is postponed due to postponement of the valuation date, the issuer shall give notice of such postponement and, once it has been determined, of the date to which the maturity date has been rescheduled (i) to each registered holder of the securities by mailing notice of such postponement by first class mail, postage prepaid, to such registered holder’s last address as it shall appear upon the registry books, (ii) to the trustee by facsimile confirmed by mailing such notice to the trustee by first class mail, postage prepaid, at its New York office and (iii) to The Depository Trust Company (the “depositary”) by telephone or facsimile, confirmed by mailing such notice to the depositary by first class mail, postage prepaid. Any notice that is mailed to a registered holder of the securities in the manner herein provided shall be conclusively presumed to have been duly given to such registered holder, whether or not such registered holder receives the notice. The issuer shall give such notice as promptly as possible, and in no case later than (i) with respect to notice of postponement of the maturity date, the business day immediately preceding the scheduled maturity date and (ii) with respect to notice of the date to which the maturity date has been rescheduled, the business day immediately following the actual valuation date.

The issuer shall, or shall cause the calculation agent to, (i) provide written notice to the trustee and to the depositary of the amount of cash to be delivered with respect to each stated principal amount of the securities, on or prior to 10:30 a.m. (New York City time) on the business day preceding the maturity date, and (ii) deliver the aggregate cash amount due with respect to the securities to the trustee for delivery to the depositary, as holder of the securities, on the maturity date.

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Morgan Stanley Finance LLC

Enhanced Buffered Jump Securities Based on the Value of the Worst Performing of the S&P 500® Index and the iShares® Silver Trust due December 31, 2026

Principal at Risk Securities

Additional Information About the Securities

Additional Information:
Minimum ticketing size:	$1,000 / 1 security
Tax considerations:

Although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the securities due to the lack of governing authority, in the opinion of our counsel, Davis Polk & Wardwell LLP, under current law, and based on current market conditions, it is reasonable to treat a security as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

Assuming this treatment of the securities is respected and subject to the discussion in “United States Federal Taxation” in the accompanying product supplement for Jump Securities, the following U.S. federal income tax consequences should result based on current law:

￭A U.S. Holder should not be required to recognize taxable income over the term of the securities prior to settlement, other than pursuant to a sale or exchange.

￭Upon sale, exchange or settlement of the securities, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the securities. Subject to the discussion below concerning the potential application of the “constructive ownership” rule, such gain or loss should be long-term capital gain or loss if the investor has held the securities for more than one year, and short-term capital gain or loss otherwise.

Because the securities are linked to shares of an exchange-traded fund, although the matter is not clear, there is a risk that an investment in the securities will be treated as a “constructive ownership transaction” under Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”). If this treatment applies, all or a portion of any long-term capital gain of the U.S. Holder in respect of the securities could be recharacterized as ordinary income (in which case an interest charge will be imposed). As a result of certain features of the securities, including the fact that the securities are linked to an index in addition to an exchange-traded fund, it is unclear how to calculate the amount of gain that would be recharacterized if an investment in the securities were treated as a constructive ownership transaction. Due to the lack of governing authority, our counsel is unable to opine as to whether or how Section 1260 of the Code applies to the securities. U.S. investors should read the section entitled “United States Federal Taxation—Tax Consequences to U.S. Holders—Possible Application of Section 1260 of the Code” in the accompanying product supplement for Jump Securities for additional information and consult their tax advisers regarding the potential application of the “constructive ownership” rule.

We do not plan to request a ruling from the Internal Revenue Service (the “IRS”) regarding the treatment of the securities. An alternative characterization of the securities could materially and adversely affect the tax consequences of ownership and disposition of the securities, including the timing and character of income recognized. In addition, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. Furthermore, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

As discussed in the accompanying product supplement for Jump Securities, Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% (or a lower applicable treaty rate) withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities (each, an “Underlying Security”). Subject to certain exceptions, Section 871(m) generally applies to securities that substantially replicate the economic performance of one or more Underlying Securities, as determined based on tests set forth in the applicable Treasury regulations (a “Specified Security”). However, pursuant to an IRS notice, Section 871(m) will not apply to securities issued before January 1, 2027 that do not have a delta of one with respect to any Underlying Security. Based on our determination that the securities do not have a delta of one with respect to any Underlying Security, our counsel is of the opinion that the securities should not be Specified Securities and, therefore, should not be subject to Section 871(m).

Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If withholding is required, we will not be required to pay any additional amounts with respect to the amounts so withheld. You should consult your tax adviser regarding the potential application of Section 871(m) to the securities.

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Morgan Stanley Finance LLC

Enhanced Buffered Jump Securities Based on the Value of the Worst Performing of the S&P 500® Index and the iShares® Silver Trust due December 31, 2026

Principal at Risk Securities

Both U.S. and non-U.S. investors considering an investment in the securities should read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying product supplement for Jump Securities and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, the potential application of the constructive ownership rule, and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

The discussion in the preceding paragraphs under “Tax considerations” and the discussion contained in the section entitled “United States Federal Taxation” in the accompanying product supplement for Jump Securities, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the securities.

Use of proceeds and hedging:

The proceeds from the sale of the securities will be used by us for general corporate purposes. We will receive, in aggregate, $1,000 per security issued, because, when we enter into hedging transactions in order to meet our obligations under the securities, our hedging counterparty will reimburse the cost of the agent’s commissions. The costs of the securities borne by you and described beginning on page 2 above comprise the agent’s commissions and the cost of issuing, structuring and hedging the securities.

On or prior to the pricing date, we expect to hedge our anticipated exposure in connection with the securities by entering into hedging transactions with our affiliates and/or third-party dealers. We expect our hedging counterparties to take positions in the underlyings, in the stocks constituting the SPX Index or in futures and options contracts on the underlyings or positions in any other available securities or instruments that they may wish to use in connection with such hedging. Such purchase activity could potentially increase the initial level of either underlying, and, therefore, could increase the value at or above which such underlying must close on the valuation date so that you do not suffer a loss on your initial investment in the securities (depending also on the performance of the other underlying). In addition, through our affiliates, we are likely to modify our hedge position throughout the term of the securities, including on the valuation date, by purchasing and selling the stocks the stocks constituting the SPX Index, the underlying commodity with respect to the SLV Shares, futures or options contracts on the underlyings, the stocks constituting the SPX Index or the underlying commodity with respect to the SLV Shares listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities. As a result, these entities may be unwinding or adjusting hedge positions during the term of the securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the valuation date approaches. We cannot give any assurance that our hedging activities will not affect the value of either underlying, and, therefore, adversely affect the value of the securities or the payment you will receive at maturity (depending also on the performance of the other underlying). For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying product supplement.

Additional considerations:

Client accounts over which Morgan Stanley, Morgan Stanley Wealth Management or any of their respective subsidiaries have investment discretion are not permitted to purchase the securities, either directly or indirectly.

Supplemental information regarding plan of distribution; conflicts of interest:

Selected dealers, which may include our affiliates, and their financial advisors will collectively receive from the agent a fixed sales commission of $21 for each security they sell.

MS & Co. is an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley, and it and other affiliates of ours expect to make a profit by selling, structuring and, when applicable, hedging the securities.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See “Plan of Distribution (Conflicts of Interest)” and “Use of Proceeds and Hedging” in the accompanying product supplement.

Validity of the securities:

In the opinion of Davis Polk & Wardwell LLP, as special counsel to MSFL and Morgan Stanley, when the securities offered by this pricing supplement have been executed and issued by MSFL, authenticated by the trustee pursuant to the MSFL Senior Debt Indenture (as defined in the accompanying prospectus) and delivered against payment as contemplated herein, such securities will be valid and binding obligations of MSFL and the related guarantee will be a valid and binding obligation of Morgan Stanley, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that

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Morgan Stanley Finance LLC

Enhanced Buffered Jump Securities Based on the Value of the Worst Performing of the S&P 500® Index and the iShares® Silver Trust due December 31, 2026

Principal at Risk Securities

such counsel expresses no opinion as to (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above and (ii) any provision of the MSFL Senior Debt Indenture that purports to avoid the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law by limiting the amount of Morgan Stanley’s obligation under the related guarantee. This opinion is given as of the date hereof and is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the MSFL Senior Debt Indenture and its authentication of the securities and the validity, binding nature and enforceability of the MSFL Senior Debt Indenture with respect to the trustee, all as stated in the letter of such counsel dated February 26, 2024, which is Exhibit 5-a to Post-Effective Amendment No. 2 to the Registration Statement on Form S-3 filed by Morgan Stanley on February 26, 2024.

Where you can find more information:

Morgan Stanley and MSFL have filed a registration statement (including a prospectus, as supplemented by the product supplement for Jump Securities and the index supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. You should read the prospectus in that registration statement, the product supplement for Jump Securities, the index supplement and any other documents relating to this offering that Morgan Stanley and MSFL have filed with the SEC for more complete information about Morgan Stanley, MSFL and this offering. When you read the accompanying product supplement and index supplement, please note that all references in such supplements to the prospectus dated November 16, 2023, or to any sections therein, should refer instead to the accompanying prospectus dated April 12, 2024 or to the corresponding sections of such prospectus, as applicable. You may get these documents without cost by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, Morgan Stanley, any underwriter or any dealer participating in the offering will arrange to send you the prospectus, the product supplement for Jump Securities and the index supplement if you so request by calling toll-free 800-584-6837.

You may access these documents on the SEC web site at www.sec.gov as follows:

Product Supplement for Jump Securities dated November 16, 2023

Index Supplement dated November 16, 2023

Prospectus dated April 12, 2024

Terms used but not defined in this document are defined in the product supplement for Jump Securities, in the index supplement or in the prospectus.

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